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                                                                     Exhibit 5.5

INTERNAL REVENUE SERVICE              DEPARTMENT OF THE TREASURY
DISTRICT DIRECTOR
1100 COMMERCE STREET
DALLAS, TX  75242

DATE:  APRIL 24, 1996                 Employer Identification Number: 41-1608789
                                      File Folder Number:  360114175
TWIN VALU STORES, INC.                Person to Contact:  JAMES CELINSKI
C/O ROBERT A. SENG                    Contact Telephone Number:  (414) 798-8360
DORSEY & WHITNEY                      Plan Name:  SUPERVALU RETAIL OPERATIONS
220 SOUTH SIXTH STREET                PROFIT SHARING & SUPER SAVER PLN
MINNEAPOLIS, MN  55402                     TRS AGRM
                                      Plan Number:  030


Dear Applicant:

        We have made a favorable determination on your plan, identified above, based on the information supplied. Please keep this letter in your permanent records.

        Continued qualification of the plan under its present form will depend on its effect in operation. (See section 1.401-1(b)(3) of the Income Tax Regulations.) We will review the status of this plan in operation periodically.

        The enclosed document explains the significance of this favorable determination letter, points out some features that may affect the qualified status of your employee retirement plan, and provides information on the reporting requirements for your plan. It also describes some events that automatically nullify it. it is very important that you read the publication.

        This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

        This determination letter is applicable for the amendment(s) adopted on 02-25-95.

        This determination letter is applicable for the plan adopted on 02-08-93.

        This plan has been mandatorily disaggregated, permissively aggregated, or restructured to satisfy the nondiscrimination requirements.

        This plan satisfies the nondiscrimination in amount requirement of section 1.401(a)(4)-1(b)(2) of the regulations on the basis of a nondesign-based safe harbor described in the regulations.

        This letter is issued under Rev. Proc. 93-39 and considers the amendments required by the Tax Reform Act of 1986 except as otherwise specified in this letter.

        This plan satisfies the nondiscriminatory current availability requirements of section 1.401(a)(4)-4(b) of the regulations with respect to those benefits, rights, and features that are currently available to all employees in the plan's coverage group. For this purpose, the plan's coverage group consists of those employees treated as currently benefiting for purposes of demonstrating that the plan satisfies the minimum coverage requirements of section 410(b) of the Code.

        This letter may not be relied upon with respect to whether the plan satisfies the qualification requirements as amended by the Uruguay Round Agreements Act, Pub. L. 103-465,
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        We have sent a copy of this letter to your representative as indicated
in the power of attorney.

        If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.


                                                   Sincerely yours,

                                                   /s/ Bobby E. Scott

                                                   Bobby E. Scott
                                                   District Director

Enclosures:
Publication 794
Reporting & Disclosure Guide
for Employee Benefit Plans